Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 19, 2022, relating to the financial statements of Madison Square Garden Entertainment Corp. and the effectiveness of Madison Square Garden Entertainment Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Madison Square Garden Entertainment Corp. for the year ended June 30, 2022.

/s/ Deloitte & Touche LLP

New York, New York

December 6, 2022